Exhibit 99.1

Investor Contact:

Christopher Taylor

781-398-2466

Media Contact:

Sarah Emond

781-398-2544

For Immediate Release:

Oscient Pharmaceuticals Hires Philippe M. Maitre as Senior Vice President and Chief Financial Officer;

Former CFO of PPD and Former Deputy CFO of Aventis

— Stephen Cohen announces retirement after five years of dedicated service —

Waltham, Mass., May 22, 2006 – Oscient Pharmaceuticals (Nasdaq: OSCI) has hired Philippe M. Maitre as Senior Vice President and Chief Financial Officer. As a senior executive with over 25 years experience at several leading biotechnology, pharmaceutical and contract research organizations, Mr. Maitre brings significant U.S. and global finance and business management expertise to Oscient. Mr. Maitre replaces Stephen Cohen, a 25-year veteran of Abbott Laboratories who is retiring after five years as CFO at Oscient.

“A veteran of the pharmaceutical industry, Philippe was the CFO of a leading, publicly-traded contract research organization and Deputy CFO for a large, global pharmaceutical company. He has also gained valuable experience in small, entrepreneurial environments,” stated Steven M. Rauscher, President and CEO. “His breadth of experience will bring important strategic and operational insights to our leadership team as we continue to build Oscient as a commercial biopharmaceutical company.”

In his 25-year career, Mr. Maitre has held positions across the globe for major pharmaceutical companies including Rhone-Poulenc Rorer and Aventis (both now Sanofi-Aventis), with ten years in leadership roles in finance for U.S. public companies. At Aventis, Mr. Maitre served as Deputy CFO and Corporate Controller and earlier as Corporate Treasurer. Prior to his work at Aventis, Mr. Maitre spent several years in Asia and in Europe where he held positions of increasing responsibility at Rhone-Poulenc Group, including General Manager, Finance and Planning for Japan, Head of Corporate Financial Communications and Treasurer, Healthcare Division. Following his years at Aventis, Mr. Maitre was the CFO for PPD, Inc., a global contract research organization. He also gained experience in the biotechnology industry as the President and CEO of Anosys, Inc., a cancer vaccine company based in California. Mr. Maitre graduated from Hautes Etudes de Commerce (HEC), a leading French Business School based in Paris.

Commenting on Stephen Cohen’s retirement, Mr. Rauscher added, “We are indebted to Steve for the years of leadership, dedication and counsel he has given Oscient. Steve joined us after retiring from Abbott Laboratories and has helped transform Oscient into a commercial-stage biopharmaceutical company. He has made a lasting impact through strategic transactions and his leadership in finance, accounting and other operational and administrative responsibilities. Steve has contributed to establishing a solid foundation for Oscient’s future growth through the in-licensing of Ramoplanin, the merger with GeneSoft Pharmaceuticals and the launch of FACTIVE. We offer him our thanks and congratulations on his well-deserved retirement.”

About Oscient Pharmaceuticals

Oscient Pharmaceuticals Corporation is a biopharmaceutical company committed to the clinical development and commercialization of novel therapeutics to address unmet medical needs. The Company is marketing FACTIVE® (gemifloxacin mesylate) tablets, approved by the FDA for the five-day treatment of acute bacterial exacerbations of chronic bronchitis and the seven-day treatment of community-acquired pneumonia of mild to moderate severity. In addition to the oral tablet form, Oscient is developing an investigational FACTIVE intravenous formulation for use in hospitalized patients. The Company is also promoting Auxilium Pharmaceuticals’ TESTIM® 1% testosterone gel to primary care physicians in the U.S. Oscient has a novel antibiotic candidate, Ramoplanin, in advanced clinical development for the treatment of Clostridium difficile-associated disease (CDAD).

Forward-Looking Statement

This press release may contain forward-looking statements, as defined by the Private Securities Litigation Reform Act of 1995, regarding future periods. These statements represent, among other things, the expectations, beliefs, plans and objectives of management and/or assumptions underlying or judgments concerning matters discussed in this document. Forward-looking statements typically are identified by use of terms such as “may,” “will,” “should,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” and similar words, although some forward-looking statements are expressed differently. We do not plan to update these forward-looking statements. You should be aware that our actual results could differ materially from those contained in the forward-looking statements due to a number of risks affecting our business. These risks include, but are not limited to, (i) whether we will be able to successfully expand the indications for which FACTIVE is approved, (ii) the delay in or inability to obtain additional regulatory approvals of our products and product candidates due to negative, inconclusive or insufficient results in ongoing or future clinical trials, the FDA requiring additional information or data, delays in the progress of ongoing clinical trials, the timing and outcome of the FDA Advisory Committee that will review the ABS sNDA and the timing and outcome of FDA action following that review, safety concerns arising with respect to our products or product candidates and disputes with the third parties from whom we license our products or product candidates and (iii) our inability to successfully commercialize FACTIVE or promote TESTIM due to: the limitations on our resources and experience in the commercialization of products; lack of acceptance by physicians, patients and third party payors; unanticipated safety, product liability, efficacy, or other regulatory issues; delays in recruiting and training sales personnel; problems relating to manufacturing or supply; inadequate distribution of the products by wholesalers, pharmacies, hospitals and other customers; and competition from other products. In addition, there is no assurance that the Company will enter into a co-promotion agreement with respect to FACTIVE on terms that are favorable to the Company or at all. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statement are described under the heading “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the quarter ending March 31, 2006 and in other filings that we may make with the Securities and Exchange Commission from time to time.

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